Exhibit 10.28
CALIFORNIA RESOURCES CORPORATION
Retention Bonus Agreement
[Date]
First Name Last Name
Re:    Retention Bonus
Dear First Name:
In light of your importance to the continued success of California Resources Corporation (the “Company”) and to provide you with an incentive to remain with the Company, the Company will provide you with the grant of a cash retention bonus in the aggregate amount of $xxx,xxx (your “Retention Bonus”), subject to the terms and conditions of this Retention Bonus Agreement (this “Agreement”). This Agreement shall be effective as of [●], 2023 (the “Grant Date”).
1.Vesting Provisions. Unless otherwise set forth below in Section 3, your Retention Bonus shall become vested in installments on three separate dates in the percentages as set forth in the table below, provided that you remain in the continuous employment of the Company from the Grant Date until the applicable Vesting Dates:

“Vesting Date”	Percentage of Total Retention Bonus Vested
Six (6) month anniversary of Grant Date	20%
Twelve (12) month anniversary of Grant Date	20%
Eighteen (18) month anniversary of Grant Date	60%

2.Payment Dates. Each vested portion of the Retention Bonus will be paid to you in a single lump sum cash payment as soon as practicable following each applicable Vesting Date, but in no event later than the thirty (30) days following the applicable Vesting Date. Each payment shall be subject to all applicable tax withholding obligations.
3.Early Termination. If the Company terminates your employment without Cause (as defined in the Company’s Notice and Severance Pay Plan for purposes of Option C, as amended, or any successor thereto) or you die or become disabled (within the meaning of Treasury regulation section 1.409A-3(i)(4)) before the Vesting Date(s) set forth above, then you will become vested in any portion of the Retention Bonus that remains unvested as of the date of your applicable termination and payment shall be made within 30 days following your termination . In the event that your employment with the Company terminates for any reason, any unvested portion of the Retention Bonus that does not receive accelerated vesting pursuant to this Section 3 shall be forfeited immediately for no consideration.
4.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.
5.Administration. This Agreement shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Compensation Committee shall have the authority to make, amend, interpret and enforce all applicable rules and regulations for the administration of your Retention Bonus.

6.No Assignments; Successors. This Agreement is personal to you and you may not assign or delegate any right or obligation under it. This Agreement will inure to the benefit of any successor to the Company.
7.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.
8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
9.Section 409A. The Company intends that this Agreement, and any payments made pursuant to this Agreement, be exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall interpret this Agreement consistently with such intent. The Company makes no representations or guarantees about such tax treatment, and shall have no liability to you in respect of any taxes, costs or fees due in respect of such payments, whether under Section 409A of the Code or otherwise.
10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
[Signature Page Follows]

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than [●], 2023.
Very truly yours,

California Resources Corporation

___________________________________
[Name]
[Title]

Acknowledged and agreed:

___________________________________
[Name]
[Title]
Date: _____________________________

[Signature Page to Retention Bonus Agreement]